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Exhibit 4.7

[FORM OF GUARANTEE AGREEMENT]

        This Guarantee Agreement (the "Agreement"), dated as of                        , is made by and among Foster Wheeler Holdings Ltd. (the "Company") and Foster Wheeler Ltd., Foster Wheeler Inc. and FWPI Ltd. (collectively, the "Guarantors"), for the benefit of the holders (the "Holders"), from time to time, of [    ]% Cumulative Guaranteed Preferred Shares of the Company, par value $0.0001 per share (the "Preferred Shares").

WITNESSETH

        WHEREAS, pursuant to the adopting resolution of the board of directors of the Company, or a duly authorized committee thereof, and the certificate of designation attached thereto (the "Adopting Resolution"), the Company has authorized the issuance of 7,000,000 Preferred Shares;

        WHEREAS, as incentive for the holders of the 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I (the "Trust Securities") to tender their trust securities in an exchange offer for the Preferred Shares (the "Exchange Offer"), the Guarantors desire, to the extent and in the manner set forth in this Agreement, to guarantee the payment obligations of the Company under the Preferred Shares;

        WHEREAS, the Exchange Offer will improve the overall financial condition of Foster Wheeler Ltd. and its subsidiaries (including the Guarantors) on a consolidated basis;

        WHEREAS, the Guarantors have determined that they are each able, both before and after entering into this Agreement, to pay their respective liabilities as they become due and that no creditor of any Guarantor will be prejudiced by the entering into of this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Guarantors agree, for the benefit of the Holders from time to time, as follows:

ARTICLE I

GUARANTEE

  SECTION 1.1.    Guarantee.

        Each Guarantor hereby unconditionally guarantees, jointly and severally for the benefit of the Holders from time to time, the payment when due of:

          (a)   all accumulated and unpaid dividends that have been declared on the Preferred Shares out of funds legally available for the payment of dividends; and

          (b)   the liquidation preference of the Preferred Shares, plus accumulated and unpaid dividends if any, on redemption of the Preferred Shares; and

          (c)   upon liquidation of the Company, the aggregate stated liquidation preference and all accumulated and unpaid dividends, whether or not declared, of the Preferred Shares, without regard to whether the Company has sufficient assets to make full payment as required on liquidation.

  SECTION 1.2.    Waiver of Notice and Demand.

        Each Guarantor hereby waives notice of acceptance of this Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Company or any other person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

  SECTION 1.3.    Obligations Not Affected.

        Subject to any limitations under Bermuda law, the obligations, covenants, agreements and duties of the Guarantors under this Agreement shall be absolute and unconditional and shall remain in full force and effect until the entire liquidation preference of all outstanding Preferred Shares shall have been paid and such obligations shall in no way be affected or impaired by reason of the happening from time to time of any event, including without limitation, the following, whether or not with notice to, or the consent of, the Guarantors:

          (a)   The release or waiver, by operation of law or otherwise, of the performance or observance by the Company of any express or implied agreement, covenant, term or condition relating to the Preferred Shares to be performed or observed by the Company;

          (b)   The extension of time for the payment by the Company of all or any portion of the dividends, redemption price, liquidation preference or any other sums payable under the terms of the Preferred Shares or the extension of time for the performance of any other obligation under, arising out of, or in connection with the Preferred Shares;

          (c)   Any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Shares, or any action on the part of the Company granting indulgence or extension of any kind;

          (d)   The voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company;

          (e)   Any invalidity of, or defect or deficiency in, the Preferred Shares;

          (f)    The settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

          (g)   Any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 1.3 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.

        There shall be no obligation on the part of the Holders to give notice to, or obtain consent of the Guarantors or any other person with respect to the happening of any of the foregoing.

        No setoff, counterclaim, reduction or diminution of any obligation, or any defense of any kind or nature that the Guarantors have or may have against any Holder shall be available hereunder to the Guarantors against any such Holder to reduce the payments to it under this Agreement. The Guarantors hereby waive any right or remedy to require that any action on this Agreement be brought first against the Company or any other person or entity before proceeding directly against the Guarantors.

  SECTION 1.4.    Guarantee of Payment.

        This Agreement creates a guarantee of payment and not of collection.

  SECTION 1.5.    Subrogation.

        The Guarantors shall be subrogated to all (if any) rights of the Holders against the Company in respect of any amounts paid to such Holders by the Guarantors under this Agreement; provided; however, that the Guarantors shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that they may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if at the time of any such payment, any amounts are due and unpaid under this Agreement. If any amount shall be paid to the Guarantors in violation of the preceding sentence, the Guarantors agree to hold such amount in trust for the Holders and to pay over such amount to the Holders.

  SECTION 1.6.    Independent Obligations.

        Each Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Company with respect to the Preferred Shares, and that each Guarantor shall be liable as principal and as debtor hereunder to make payments pursuant to the terms of this Agreement notwithstanding the occurrence of any event referred to in subsections 1.3(a) through 1.3(g), inclusive, hereof.

ARTICLE II

AMENDMENT AND WAIVER

  SECTION 2.1.    Amendment.

        Any amendment or alteration of this Agreement that would materially and adversely affect the Holders shall require the approval of Holders of at least two-thirds of the aggregate Liquidation Preference of the issued and outstanding Preferred Shares consenting or voting as a separate class. This approval can be evidenced either by a consent in writing or by a resolution passed at a special general meeting of the Holders. The approval of the Holders is not required if at or prior to the act with respect to which such approval would otherwise be required, all issued and outstanding Preferred Shares shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

  SECTION 2.2.    Waiver.

        The holders of a majority of the aggregate Liquidation Preference of the issued and outstanding Preferred Shares consenting or voting as a separate class may waive a default by any Guarantor with respect to its payment or other obligations under this Agreement (a "Guarantee Event of Default"). Upon such waiver, any such Guarantee Event of Default shall cease to exist, and any Guarantee Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement, but no such waiver shall extend to any subsequent or other Guarantee Event of Default or impair any right consequent thereto.

ARTICLE III

TERMINATION

  SECTION 3.1.    Termination.

        This Agreement shall terminate upon full payment of the redemption price or liquidation preference of all Preferred Shares. Notwithstanding the foregoing, this Agreement will continue to be effective or will be reinstated, as the case may be, if at any tine any Holder of Preferred Shares must restore payment of any sums paid under the Preferred Shares or under this Agreement.

ARTICLE IV

MISCELLANEOUS

  SECTION 4.1.    Successors and Assigns.

        All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of each Guarantor and shall inure to the benefit of the Holders then outstanding.

  SECTION 4.2.    Benefit.

        This Agreement is solely for the benefit of the Holders from time to time and is not separately assignable or transferable from the Preferred Shares.

  SECTION 4.3.    Governing Law.

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

  SECTION 4.4.    Submission to Jurisdiction.

        Each of the parties to the Agreement hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of this Agreement.

  SECTION 4.5.    Counterparts.

        This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instruments.

  SECTION 4.6.    Headings.

        The titles and headings of the articles and sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

  SECTION 4.7.    Separability.

        In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

  SECTION 4.8.    Definitions.

        Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Adopting Resolution.

  SECTION 4.9.    Notices.

        All notices provided hereunder shall be deemed made when delivered to the principal executive offices of the party to be notified.

        IN WITNESS WHEREOF, the Company and the Guarantors have caused this Agreement to be executed and delivered as of the date first written above.

FOSTER WHEELER HOLDINGS LTD.
By:
Name:
Title:

FOSTER WHEELER LTD.
By:
Name:
Title:

FOSTER WHEELER INC.
By:
Name:
Title:

FWPI LTD.
By:
Name:
Title:

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  Exhibit 4.7
[FORM OF GUARANTEE AGREEMENT]